Exhibit 10.17 First Amendment to Employment Agreement

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made and entered into as of this____ day of October, 2000, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation ("Employer"), and MATTHEW TODD KANIPE, an individual ("Kanipe").
         For and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this First Amendment to Employment Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Kanipe agree to amend the Employment Agreement between them dated October 18, 1999 as follows:
         Employer and Kanipe hereby revoke Paragraph 4, Paragraph 5, Paragraph 7, and Paragraph 11 of the Employment Agreement and replace these paragraphs with the following language:
         4. Specific Description of Authority. In the position, Kanipe shall have the day-to-day responsibility for marketing and managing the trust, investment, and insurance relationships on behalf of Citizens First Bank. Kanipe shall additionally observe such directions and restrictions as the Employer may from time to time confer or impose upon him. Kanipe shall report directly to the Employer's President and Chief Executive Officer.
         5. Compensation. For all services rendered or to be rendered by Kanipe for Employer during the Term, Employer shall pay, and Kanipe hereby agrees to accept, compensation as follows: Beginning on October 1, 2000, Kanipe shall receive a salary at an annualized rate of $60,000.00 per year, payable in equal bi-weekly installments. Kanipe's salary any calendar year after 2001 shall be at the annualized rate established by Employer at the commencement of each such year.
         7.       Vacation and Sick Leave.
 Kanipe shall be entitled to the following weeks of paid vacation:
                           10/1/00-09/30/01                            3 weeks
                           10/1/01-09/30/02                            3 weeks

Vacation shall be taken only at those times that have been approved in advance by Employer. At least five days of vacation must be taken consecutively each year.
         Kanipe shall additionally be entitled to 12 days of paid sick leave annually except that if Kanipe becomes entitled to receive benefits under any disability policy provided by the Employer, all rights to sick leave compensation shall end at that time. Sick leave shall only be taken if Kanipe is incapacitated by illness or injury from performing his duties in the Position and shall not be utilized as additional vacation time.
         Unused vacation time shall not accrue from year-to-year. Sick leave may be carried over from year-to-year, but Kanipe agrees that he will not be compensated for any unused sick leave upon termination of the Employment Agreement.
         11. Termination Otherwise. The above provisions of the Employment Agreement to the contrary notwithstanding, Kanipe's employment may be terminated, upon delivery to Kanipe of 60 days notice of termination, at any time during the Term, for any reason whatsoever, with or without cause, if Employer determines that such employment should be terminated.
It is understood that Kanipe has no continuing right to employment by Employer, and that Employer may, therefore, terminate Kanipe's employment at any time of its choosing, and for any reasons which are satisfactory to it. If notice is delivered pursuant to this Paragraph 11 that Kanipe's employment is terminated, then Kanipe shall be entitled to receive all compensation and fringe benefits to which he is otherwise entitled (and which would otherwise accrue) under this Employment Agreement during the period of 60 days following delivery of such notice. At the conclusion of such period of 60 days, Kanipe's employment in the Position shall be terminated and the only rights to compensation and fringe benefits which Kanipe shall thereafter have under this Employment Agreement shall be: (a) the right to receive from Employer, on the next scheduled salary payment date, the value of fringe benefits accruing to Kanipe under this Agreement as of the effective date of the termination (subject to the terms and conditions of any plan or agreement pursuant to which such benefits are made available) and (b) the right to receive from Employer the total amount of the salary, at the annual rate then in effect, equal to the number of months of Kanipe's service under the Term but in no event to exceed twelve (12) months (such total amount being referred to as "Severance Pay"). For purposes of this Paragraph 11, the Term shall begin anew on each occasion that this Employment Agreement is renewed.
         All other terms and conditions contained in the Employment Agreement remain unchanged and in full force and effect. IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the day and year first above written.
                                                 CITIZENS FIRST CORPORATION
                                             BY:________________________________
                                                     MARY COHRON, President and
                                                        Chief Executive Officer


                                             -----------------------------------

                                                     MATTHEW TODD KANIPE